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                                                                      EXHIBIT 14

                                 CODE OF ETHICS

Our Director and Officer Code of Ethics requires us to conduct our business consistent with our Company's values and in accordance with applicable laws. The Code of Ethics requires that we be responsive to the stakeholders whom we represent and ensure their interests are appropriately balanced, protected, and preserved. These guidelines are intended to help each of us understand our responsibilities and make the right choices. They are also meant to stimulate awareness of ethical issues that we may encounter in our daily business activities. Doing the right thing begins with intellectual honesty and integrity. More than ever, it also depends on our good judgment and sensitivity to the way others see us and how they may interpret our actions.

This Code of Ethics provides principles that Directors and Officers of QualMark Corporation are expected to adhere to and advocate.

All QualMark Directors and Officers will:

1) Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2) Provide constituents with information that is accurate, complete, objective, relevant, timely, and understandable.

3) Comply with rules and regulations of federal, state, provincial, and local governments, and other appropriate private and public regulatory agencies.

4) Act in good faith; responsibly; and with due care, competence, and diligence, without misrepresenting material facts or allowing one's independent judgement to be subordinated.

5) Respect the confidentiality of information acquired in the course of one's work and not disclose such confidential information except in circumstances where authorized by relevant officers or otherwise legally obligated to disclose to government authorities or pursuant to court order. Confidential information acquired in the course of one's work will not be used for personal advantage.

6) Share knowledge and maintain skills important and relevant to constituents' needs.

7) Proactively promote ethical behavior as a responsible partner among peers, in the work environment, and in the community.

8) Achieve responsible use of and control over all assets and resources employed by the Company or entrusted to its care.